Exhibit 99.1

Intersect ENT Reports Third Quarter 2014 Results

Third Quarter Revenue Increased 113% Year-Over-Year to $9.1 Million

Menlo Park, Calif. – Nov. 5, 2014 (GLOBE NEWSWIRE) – Intersect ENT, Inc. (Nasdaq:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the third quarter of 2014.

Recent Accomplishments

•	Achieved Q3 revenue of $9.1 million, an increase of 113% over the third quarter of 2013.

•	Realized Q3 gross margin of 72% versus 66% in the third quarter of 2013.

•	Commenced enrollment in September of the PROGRESS study, a prospective, randomized, blinded, multi-center trial to assess the safety and efficacy of the PROPEL® mini steroid eluting sinus implant when placed in the frontal sinus opening following frontal sinus surgery in patients with chronic sinusitis. The trial is intended to support an expanded indication for placement of PROPEL mini in the frontal sinuses, which are located behind the eyebrows. PROPEL mini is currently indicated for placement in the ethmoid sinuses, located just behind the bridge of the nose.

•	Published results from a prospective, randomized, blinded, multi-center clinical trial for Intersect ENT’s investigational RESOLVE steroid eluting implant, as well as the results of a pharmacokinetic study of this implant. Based on these findings, Intersect ENT is working with the FDA to finalize the Phase 3 study design.

•	Completed enrollment in a feasibility study to assess the Company’s investigational NOVA steroid eluting sinus implant. This implant is designed primarily as a treatment in the physician’s office for patients suffering from chronic sinusitis who have not yet had sinus surgery.

“Our accomplishments this quarter demonstrate ongoing progress in both commercial execution and product pipeline advancement,” said Lisa Earnhardt, president and chief executive officer. “We were pleased to deliver continuing quarter-on-quarter revenue growth despite the historic seasonal slowdown associated with the summer, and to achieve clinical milestones for our key product pipeline initiatives.”

Third Quarter Financial Results

Revenue for the three months ending September 30, 2014 increased by 113% to $9.1 million from $4.3 million in the same period in 2013. This increase is attributable to higher unit sales via the acquisition of new accounts and driving adoption with existing customers. Gross margin for the third quarter of 2014 was 72%, up from 66% in the three months ended September 30, 2013. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

Operating expenses for the third quarter of 2014 were $12.4 million, an increase of 83% compared to $6.8 million in the third quarter of 2013. The increase in operating expenses was driven primarily by an increase in expenses associated with being a public company as well as growth in sales and marketing headcount.

Net loss for the third quarter of 2014 was $5.9 million, compared to $4.1 million for the third quarter of 2013.

Cash, cash equivalents and short-term investments totaled $53.6 million as of September 30, 2014.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss its third quarter 2014 financial results. To access the conference call via the Internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10054909. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets the first and only drug-eluting sinus implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis. The products release an advanced steroid with anti-inflammatory properties directly into the sinus lining, then dissolve, maintaining the open passages created in ethmoid sinus surgery. In addition, Intersect ENT is pursuing clinical trials designed to support expanded indications and to assess two new investigational drug-eluting implants to provide ENT physicians with additional options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers. To learn more about Intersect ENT, please visit www.intersectENT.com.

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$9,100	$4,279	$25,162	$10,959
Cost of sales	2,576	1,438	7,256	5,589

Gross profit	6,524	2,841	17,906	5,370
Gross margin	72%	66%	71%	49%

Operating expenses:
Selling, general and administrative	9,667	4,700	24,616	12,137
Research and development	2,758	2,077	7,712	6,754

Total operating expenses	12,425	6,777	32,328	18,891

Loss from operations	(5,901)	(3,936)	(14,422)	(13,521)
Interest and other income (expense), net	16	(163)	(254)	(216)

Net loss	$(5,885)	$(4,099)	$(14,676)	$(13,737)

Net loss per share, basic and diluted	$(0.32)	$(2.39)	$(2.00)	$(10.08)

Weighted average common shares used tocompute net loss per share, basic and diluted	18,217	1,718	7,343	1,363

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$53,617	$12,294
Accounts receivable, net	4,934	4,200
Inventory	2,680	2,197
Prepaid expenses and other current assets	1,188	511

Total current assets	62,419	19,202
Property and equipment, net	1,611	1,707
Other non-current assets	111	126

Total assets	$64,141	$21,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,088	$1,451
Accrued compensation	4,219	2,955
Equipment loans – current portion	35	696
Convertible preferred stock warrant liability	—	237
Other current liabilities	832	745

Total current liabilities	7,174	6,084
Equipment loans – non-current portion	30	756
Deferred rent	—	52

Total liabilities	7,204	6,892
Total stockholders’ equity	56,937	14,143

Total liabilities and stockholders’ equity	$64,141	$21,035

Inquiries:	Jeri Hilleman
650.641.2105
ir@intersectENT.com